As filed with the Securities Exchange Commission on March 7, 2014

Registration No. 333-178685

U. S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1
TO

FORM S-3

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

PACIFIC ETHANOL, INC.

(Exact name of registrant as specified in its charter)

Delaware	2860	41-2170618
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

400 Capitol Mall, Suite 2060, Sacramento, California 95814

(916) 403-2123

(Address and telephone number of principal executive offices and principal place of business)

Neil Koehler
President and Chief Executive Officer
Pacific Ethanol, Inc.
400 Capitol Mall, Suite 2060

Sacramento, California 95814
(916) 403-2123

(Name, address and telephone number of agent for service)

Copies of all correspondence to:
Larry A. Cerutti, Esq.

Rushika Kumararatne de Silva, Esq.

Troutman Sanders LLP
5 Park Plaza, 14th Floor
Irvine, California 92614
(949) 622-2700 / (949) 622-2739 (fax)

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement becomes effective on such date as the Commission, acting under Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-3 Registration Statement (File No. 333-178685) (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, solely to add an exhibit to such Registration Statement. No changes have been made to Part I or Part II of the Registration Statement other than to add an exhibit under Item 16(a) of Part II as set forth below.

The Registration Statement, initially filed on Form S-1 on December 22, 2011, was previously post-effectively amended by a Post-Effective Amendment No. 1 to Form S-1 on Form S-3 on March 8, 2012.

2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.        EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)    Exhibits.

The following exhibit is filed as part of this Registration Statement:

Where Located
Exhibit Number	Description	Form	File Number	Exhibit Number	Filing Date	Filed Herewith
23.2	Consent of Independent Registered Public Accounting Firm					X

3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, State of California, on this 7th day of March, 2014.

Pacific Ethanol, Inc., a Delaware corporation

By:	/s/ NEIL M. KOEHLER
Neil M. Koehler Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ * William L. Jones	Chairman of the Board and Director	March 7, 2014

/s/ NEIL M. KOEHLER Neil M. Koehler	President, Chief Executive Officer (principal executive officer) and Director	March 7, 2014

/s/ * Bryon T. McGregor	Chief Financial Officer (principal financial and accounting officer)	March 7, 2014

/s/ * Terry L. Stone	Director	March 7, 2014

/s/ * John L. Prince	Director	March 7, 2014

/s/ * Douglas L. Kieta	Director	March 7, 2014

/s/ * Larry D. Layne	Director	March 7, 2014

/s/ * Michael D. Kandris	Director	March 7, 2014

*/s/ NEIL M. KOEHLER Neil M. Koehler, Attorney-In-Fact		March 7, 2014

4

EXHIBITS FILED HEREWITH

Exhibit
Number	Description
23.2	Consent of Independent Registered Public Accounting Firm

5